McMoRan Exploration Co. Reports
First-Quarter 2005 Results and Updates
Gulf of Mexico Exploration and Development &
Main Pass Energy HubTM Activities

HIGHLIGHTS

•	Continued active Deep Miocene Gas exploration program under $500 million multi-year exploration venture. Four wells currently drilling include:

o	Korn at South Timbalier Blocks 97/98

o	King Kong at Vermilion Blocks 16/17

o	Delmonico at Louisiana State Lease 1706

o	Little Bay at Louisiana State Lease 5097

•
Since inception of the exploration venture, McMoRan and its private partner have participated in five discoveries on the ten prospects that have been drilled and evaluated. Production has been established on three of the discoveries currently totaling 94 million cubic feet of natural gas equivalents per day (Mmcfe/d) gross, 26 Mmcfe/d net to McMoRan.

•	First quarter 2005 exploratory drilling included postivie resutls at:

o	West Cameron Block 43

o	Blueberry Hill on Louisiana State Lease 340

•	At least eight additional exploratory wells are expected to commence drilling by year-end 2005.

•
Commenced production at Hurricane Upthrown at South Marsh Island Block 217 on March 30, 2005, less than three months after reaching total depth. Current gross production approximates 65 Mmcfe/d, 15 Mmcfe/d net to McMoRan. Production was established on a 42/64th choke with flowing tubing pressure of approximately 7,650 pounds per square inch. Additional wells in this high-potential area are being planned.

•
Successful production test at Deep Tern C-1 sidetrack well in April 2005 indicated a gross rate of 30 Mmcfe/d, 6 Mmcfe/d net to McMoRan, on a 29/64th choke with flowing tubing pressure of approximately 8,000 pounds per square inch. Production expected to commence in May 2005.

•	First-quarter 2005 production averaged 17 Mmcfe/d net to McMoRan, compared with first-quarter 2004 average production of 7 Mmcfe/d.

•	Second-quarter 2005 production expected to average 40 Mmcfe/d net to McMoRan, excluding anticipated oil production from Main Pass Block 299, reflecting increases associated with recent discoveries.

•
Continued progress in establishment of major new liquefied natural gas (LNG) port at Main Pass Energy HubTM (MPEHTM). United States Coast Guard (Coast Guard) statutory review period for permit resumed on April 21, 2005. McMoRan expects a record of decision on the permit application by year-end 2005.

•	On March 31, 2005, McMoRan had $192 million in unrestricted cash.

NEW ORLEANS, LA, April 21, 2005 - McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $5.7 million, $0.24 per share, for the first quarter of 2005 compared with a net loss of $13.3 million, $0.78 per share, for the first quarter of 2004. McMoRan’s net loss from its continuing operations for the first quarter of 2005 totaled $4.3 million, which includes $2.3 million of start-up costs associated with the MPEHTM and $7.5 million of exploration expense. During the first quarter of 2004, McMoRan’s net loss from continuing operations totaled $11.1 million, including $4.3 million of MPEHTM start-up costs and $3.3 million of exploration expense.

SUMMARY FINANCIAL TABLE

	First Quarter
	2005	2004
	(In Thousands, Except Per
	Share Amounts)
Revenues	$14,667	$4,110
Operating loss	(2,116)	(9,078)
Net loss from continuing operations	(4,304)	(11,127)
Net loss from discontinued operations	(1,029)	(1,717)
Net loss applicable to common stock	(5,744)	(13,256)
Basic and diluted loss per share:
Continuing operations	$(0.20)	$(0.68)
Discontinued operations	(0.04)	(0.10)
Applicable to common stock	(0.24)	(0.78)
Diluted average common shares outstanding	24,385	17,035

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “The theme of our 2004 Annual Report, ‘Opportunity Runs Deep,’ reflects the potential of our dual objective business plan which encompasses a major Deep Miocene exploration program and our proposed Main Pass Energy HubTM offshore LNG project. Our exploration results to date confirm the presence of hydrocarbons below 15,000 feet in the Gulf of Mexico and Gulf Coast areas and the ability to establish high production rates quickly from successful wells. Our proposed MPEHTM offshore LNG project would potentially create significant values for our shareholders from its ability to deliver much needed natural gas to U.S. markets.”

GULF OF MEXICO EXPLORATION ACTIVITIES

During 2004, McMoRan established a multi-year exploration venture with a private partner for an initial commitment of $500 million for future expenditures to acquire and exploit high-potential prospects, primarily Deep Miocene targets in the shallow waters of the Gulf of Mexico and Gulf Coast areas. As previously reported, McMoRan and its private partner have participated in five discoveries on the ten prospects that have been drilled and evaluated and has also experienced positive drilling results at Blueberry Hill, a potential sixth discovery. Production has commenced on three discoveries and development plans are being considered for three others.

The Korn prospect at South Timbalier Blocks 97/98 commenced drilling on February 3, 2005, and is currently drilling below 19,600 feet. The Korn well has a proposed total depth of 23,000 feet and is located in 60 feet of water. McMoRan has an 18.8 percent working interest and a 15.4 percent net revenue interest in the well. McMoRan has rights to approximately 9,800 gross acres in the Korn prospect area. Leasehold and related drilling costs incurred on Korn through March 31, 2005 totaled $3.5 million, net to McMoRan’s interest.

The King Kong prospect at Vermilion Block 16/17 commenced drilling on February 20, 2005, and is currently drilling below 13,100 feet. The King Kong well has a proposed total depth of 19,500 feet and is located in 12 feet of water. McMoRan has a 40.0 percent working interest and a 29.2 percent net revenue interest in the well. McMoRan has rights to approximately 1,850 gross acres in the King Kong prospect area. Leasehold and related drilling costs incurred on King Kong through March 31, 2005 totaled $3.7 million, net to McMoRan’s interest.

The Delmonico prospect on Louisiana State Lease 1706 in the Lake Sand Field Area commenced drilling on March 8, 2005, and is currently drilling below 13,300 feet. The Delmonico well has a proposed total depth of 19,000 feet and is located in 9 feet of water. McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the well. McMoRan has rights to approximately 8,800 gross acres in the Delmonico prospect area.

The Little Bay prospect on Louisiana State Lease 5097 in Atchafalaya Bay commenced drilling on March 11, 2005, and is currently drilling below 11,700 feet. The Little Bay well has a proposed total depth of 20,000 feet and is located in less than 10 feet of water. McMoRan has a 37.5 percent working interest and a 27.4 percent net revenue interest in the well. McMoRan has rights to approximately 6,250 gross acres in the Little Bay prospect area. Leasehold and related drilling costs incurred on Little Bay through March 31, 2005 totaled $3.1 million, net to McMoRan’s interest.

IN-PROGRESS WELLS*

	Working Interest	Net Revenue Interest	Water Depth	Proposed Total Depth	Spud Date
South Timbalier Blocks 97/98 “Korn” **	18.8%	15.4%	60'	23,000'	February 3, 2005
Vermilion Blocks 16/17 “King Kong”	40.0%	29.2%	12'	19,500'	February 20, 2005
Lake Sand Field “Delmonico”	25.0%	18.8%	9'	19,000'	March 8, 2005
Louisiana State Lease 5097 “Little Bay”	37.5%	27.4%	<10'	20,000'	March 11, 2005

* If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s first quarter 2005 Form 10-Q, the related drilling costs incurred through March 31, 2005 would be charged to exploration expense in the first quarter 2005 financial statements.
** Eligible for Deep Gas Royalty Relief under current Minerals Management Service guidelines. Depending upon applicability of the royalty relief eligibility criteria, the leases on which this well are located could be eligible for royalty relief up to 25 Bcf. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

The Blueberry Hill well at Louisiana State Lease 340 reached a total depth of 23,903 feet in the first quarter of 2005. Wireline logs indicated that the well encountered four potentially productive hydrocarbon bearing sands. A 4½ inch production liner has been run and cemented to protect the identified potential pay zones. The drilling rig moved off location while the necessary 20,000-pound completion equipment for the anticipated high pressure well is procured. Subsequently, completion and testing of the well will determine future plans for this prospect. McMoRan operates Blueberry Hill, located seven miles east of the JB Mountain discovery and seven miles south southeast of the Mound Point Offset discovery. McMoRan holds a 35.3 percent working interest and a 24.2 percent net revenue interest in the Blueberry Hill well. McMoRan’s investment in Blueberry Hill totaled $9.8 million at March 31, 2005.

McMoRan expects to participate in the drilling of at least eight additional exploration prospects in 2005. McMoRan currently has rights to approximately 250,000 gross acres and continues to identify prospects to be drilled on its lease acreage position. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

GULF OF MEXICO PRODUCTION AND DEVELOPMENT ACTIVITIES

First-quarter 2005 production averaged 17 Mmcfe/d net to McMoRan, benefiting from the establishment of production at Deep Tern C-2 in December 2004 and Minuteman in late February 2005. Second-quarter 2005 production is expected to average 40 Mmcfe/d net to McMoRan, excluding the anticipated resumption of oil production from Main Pass Block 299, more than double first quarter rates primarily as a result of establishing production at Hurricane Upthrown and anticipated production from the Deep Tern C-1 sidetrack well expected to commence in May. Below is a summary of McMoRan’s production and development activities:

The Hurricane Upthrown discovery commenced production on March 30, 2005 and the well is currently flowing at a gross rate of approximately 53 Mmcf/d of natural gas and 2,000 barrels of oil per day, totaling approximately 65 Mmcfe/d, 15 Mmcfe/d net to McMoRan on a 42/64th choke with flowing tubing pressure of approximately 7,650 pounds per square inch. The Hurricane lease is eligible for royalty relief on the first 5 billion cubic feet of gas equivalent (Bcfe) of gross production. McMoRan’s net revenue interest will approximate 22.9 percent until 5 Bcfe is produced reverting to 19.4 percent thereafter. McMoRan is planning additional wells in this high-potential area. The Hurricane well is utilizing the Tiger Shoal facilities, which are also being utilized to produce the JB Mountain and Mound Point discoveries. McMoRan has rights to approximately 7,700 gross acres in the Hurricane prospect area which is located offshore Louisiana in 10 feet of water.

As previously reported, production was established from the Minuteman discovery at Eugene Island Block 213 on February 25, 2005. The well’s current gross production approximates 13 Mmcfe/d, 4 Mmcfe/d net to McMoRan. The well is being produced at McMoRan’s facilities at Eugene Island Block 215, seven miles away. The Minuteman lease has received royalty relief approval on the first 25 Bcf of gross natural gas production; consequently, McMoRan’s net revenue interest will approximate 29.8 percent until 25 Bcf is produced, reverting to 24.3 percent thereafter. McMoRan also controls approximately 10,000 additional acres in the immediate area surrounding the Minuteman prospect, which is located approximately 40 miles offshore Louisiana in 100 feet of water.

The Deep Tern C-2 well at Eugene Island Block 193 produced at an average gross rate of approximately 16 Mmcfe/d, 7 Mmcfe/d net to McMoRan, during the first quarter of 2005. The Eugene Island Block 193 lease is eligible for royalty relief on the first 10 Bcf of gross natural gas production; as a result, McMoRan’s net revenue interest will approximate 45.3 percent until 10 Bcf is produced. After 10 Bcf of production, McMoRan's net revenue interest will be 37.2 percent in the deeper Basal Pliocene and Upper Miocene sections of the well. McMoRan controls 17,500 acres in the Deep Tern area which is located approximately 50 miles offshore Louisiana in 90 feet of water.

ROYALTY RELIEF SUMMARY

Lease/Prospect	Production Threshold	NRI, Before Threshold	NRI, After Threshold
Eugene Island Block 193 “Deep Tern C-2”	10 Bcf	45.3%	37.2%
Eugene Island Block 213 “Minuteman”	25 Bcf	29.8%	24.3%
South Marsh Island Block 217 “Hurricane Upthrown”	5 Bcfe	22.9%	19.4%
West Cameron Block 43	15 Bcf	21.9%	18.0%

The Deep Tern C-1 sidetrack well reached a total depth of 17,080 feet in April 2005. The well was successfully flow tested at a gross rate of 30 Mmcfe/d, 6 Mmcfe/d net to McMoRan, on a 29/64th choke with flowing tubing pressure of approximately 8,000 pounds per square inch. The well is expected to be brought on production in May 2005. McMoRan's owns a 20.6 percent net revenue interest in the C-1 well.

As previously reported, the West Cameron Block 43 No. 3 exploratory well was drilled to a total depth of 18,800 feet in the first quarter of 2005. Wireline logs indicated that the well encountered three hydrocarbon bearing sands in the lower Miocene with a total gross interval in excess of 100 feet. McMoRan and its partners plan to commence drilling an additional exploratory well (West Cameron Block 43 No. 4) located 4,000 feet north of the discovery well in the second quarter of 2005. Development plans for the No. 3 well will be determined following evaluation of the results of the No 4 well. McMoRan holds a 23.4 percent working interest in the West Cameron Block 43 well which is located in 30 feet of water, 8 miles offshore. The West Cameron Block 43 lease is eligible for royalty relief on at least 15 Bcf of natural gas production; consequently, McMoRan’s net revenue interest will approximate 21.9 percent until 15 Bcf is produced, reverting to 18.0 percent thereafter.

Development plans are being finalized at Dawson Deep on Garden Banks Block 625. As previously reported, the “take point” well encountered hydrocarbon-bearing sands as indicated by more than 100 feet of total vertical thickness of resistivity in the shallow zones. An additional 100 feet of hydrocarbons were logged in the deepest zone which was the original objective of this “take point” well. This take point was drilled to a total depth of 22,790 feet. McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep prospect. The Dawson Deep prospect is located on a 5,760 acre block located approximately 150 miles offshore Texas and is adjacent to the operator’s Gunnison spar facility.

Oil production from Main Pass Block 299 is currently shut-in following extensive damage from Hurricane Ivan to a third-party offshore terminal facility which provided throughput services for the sale of Main Pass 299 sour crude oil. We are completing alternative plans to resume processing and marketing future production and expect to resume production in the second quarter of 2005. Before Hurricane Ivan, the Main Pass 299 field was producing approximately 2,800 barrels of oil per day. McMoRan owns an 83.3 percent net revenue interest in Main Pass oil production. McMoRan is entitled to receive certain insurance proceeds under its property and business interruption policy, which has partially mitigated the impact of the storm event.

JB MOUNTAIN/MOUND POINT AREA ACTIVITES

McMoRan is a participant in a program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively. The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the third party partner is funding all of the costs attributable to McMoRan’s interests in the properties, and will own all of the program’s interests until the program’s aggregate production totals 100 Bcfe attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. All exploration and development costs associated with the program’s interest in any future wells is to be funded by the third party partner during the period prior to when McMoRan’s potential reversion occurs.

There are three producing wells and approximately 13,000 gross acres on Louisiana State Lease 340 and OCS 310 which remain subject to the 100 Bcfe arrangement. McMoRan believes there are further exploration and development opportunities associated with this acreage. The three producing wells in the program averaged an aggregate gross rate of 56 Mmcfe/d during the first quarter of 2005.

REVERSIONARY INTEREST STATUS

In February 2002, McMoRan sold three oil and gas properties for $60.0 million and retained a potential reversionary interest in the three properties equal to 75 percent of the transferred interests following payout of $60 million plus a specified annual rate of return. The properties sold were Vermilion Block 196 (Lombardi), Main Pass Block 86 (Shiner), and 80 percent of McMoRan’s interest in Ship Shoal Block 296 (Raptor). During the first quarter of 2005, we reached agreement with the third-party purchaser to assign our 75 percent reversionary interest in Raptor to us effective February 1, 2005. The second Shiner well commenced production in March 2005. Four wells subject to the reversion are currently producing at an average rate of 17 Mmcfe/d, net to the third party’s interests. At March 31, 2005, the remaining amount of net proceeds required to reach payout approximated $7 million, a reduction of approximately $5 million from the December 31, 2004 balance. Based on the estimated future production from these properties and current natural gas and oil price projections, payout for these properties is expected to occur in the second quarter of 2005. The timing of the reversion will depend upon many factors including oil and gas prices, flow rates and expenditures.

MAIN PASS ENERGY HUBTM UPDATE

On April 21, 2005, the Coast Guard resumed its statutory review period under the Deepwater Port Act for McMoRan’s proposed MPEHTM liquefied natural gas project license application. As a result of this resumption, McMoRan expects a record of decision on the permit application by year-end 2005.

The MPEHTM terminal would be capable of regasifying LNG at a rate of 1 Bcf per day. The use of existing facilities provides significant cost advantages and the proposed project’s offshore location near established shipping lanes is advantageous. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to markets in the United States. The proximity of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

McMoRan is continuing discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities.

REVENUES

McMoRan’s first-quarter 2005 oil and gas revenues totaled $11.4 million, compared to $3.6 million during the first quarter of 2004. During the first quarter of 2005, McMoRan’s sales volumes totaled 1.4 Bcf of gas and 17,000 barrels of oil and condensate compared to 0.4 Bcf of gas and 25,600 barrels of oil and condensate in the first quarter of 2004. McMoRan’s first-quarter comparable average realizations for gas were $6.84 per thousand cubic feet (Mcf) in 2005 and $5.93 per Mcf in 2004; for oil and condensate McMoRan received an average of $50.28 per barrel in first-quarter 2005 compared to $35.10 per barrel in first-quarter 2004.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES

On March 31, 2005, McMoRan had unrestricted cash and cash equivalents of approximately $192 million. Capital expenditures for the first quarter of 2005 totaled $40.2 million and are expected to total $135 million for the year. Capital expenditures for the remainder of 2005 are expected to approximate $75 million for exploration expenditures and approximately $20 million for currently identified development costs. Spending may be increased as additional opportunities become available or to fund additional development capital expenditures on successful wells. In addition, McMoRan plans to incur approximately $8 - $10 million to advance permitting and commercialization of the MPEHTM during the remainder of 2005.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2004 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com. A conference call with securities analysts about the first-quarter 2005 results is scheduled for today at 10:00 AM Eastern Time. The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”. A replay of the call will be available through Friday, May 13, 2005.

# # #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues
Oil & Gas	$11,380	$3,591
Service	3,287	519
Total revenues	14,667	4,110
Costs and expenses:
Production and delivery costs	3,700	1,538
Depletion, depreciation and amortization	3,916	1,376
Exploration expenses	7,536 [a]	3,326
General and administrative expenses	4,390	2,665
Start-up costs for Main Pass Energy Hub™ [b]	2,284	4,283
Insurance recovery [c]	(5,043)	-
Total costs and expenses	16,783	13,188
Operating loss	(2,116)	(9,078)
Interest expense	(3,787)	(2,232)
Other income, net	1,599	183
Loss from continuing operations	(4,304)	(11,127)
Loss from discontinued operations	(1,029)	(1,717)
Net loss	(5,333)	(12,844)
Preferred dividends and amortization of convertible preferred stock issuance costs	(411)	(412)
Net loss applicable to common stock	$(5,744)	$(13,256)

Basic and diluted net loss per share of common stock:
Continuing operations	$ (0.20)	$ (0.68)
Discontinued operations	(0.04)	(0.10)
Net loss per share of common stock	$ (0.24)	$ (0.78)

Basic and diluted average shares outstanding	24,385	17,035

a.
Includes $2.9 million of nonproductive exploratory well and leasehold costs, including the “Caracara” well at Vermilion Blocks 227/228 ($1.3 million) and the deeper zones at the “Hurricane Upthrown” well at South Marsh Island Block 217 and the West Cameron Block 43 No. 3 exploratory well.

b.	Represents costs associated with the advancement of the licensing process and the pursuit of commercial arrangements and financing for the Main Pass Energy Hub™ project.
c.
Reflects insurance recovery for the oil operations at Main Pass Block 299. Main Pass has been shut in since Hurricane Ivan in September 2004 because of extensive damage to a third-party offshore facility and connecting pipelines that provided throughput services for the sale of Main Pass’ sour crude oil. McMoRan expects to resume production from Main Pass in the second quarter of 2005.

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Sales volumes:
Gas (thousand cubic feet, or Mcf)	1,410,500	408,500
Oil (barrels)	17,000	25,600
Plant products (equivalent barrels) [a]	7,100	6,700
Average realizations:
Gas (per Mcf)	$ 6.84	$ 5.93
Oil (per barrel)	50.28	35.10

a.	Results include approximately $0.3 million and $0.2 million of revenues associated with plant products (ethane, propane, butane, etc.) during the first quarters of 2005 and 2004, respectively.

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2005		2004
	(In Thousands)
ASSETS
Cash and cash equivalents, includes restricted cash of $3.2 million at March 31, 2005 and $3.7 million at December 31, 2004	$194,901		$203,035
Cash and cash equivalents from discontinued sulphur operations, $1.0 million restricted at December 31, 2004 and 2003, respectively	984		980
Restricted investments	15,150		15,150
Accounts receivable	22,790		27,403
Inventories	854		854
Prepaid expenses	1,229		1,122
Current assets from discontinued operations, excluding cash	2,855		2,563
Total current assets	238,763		251,107
Property, plant and equipment, net	134,805	[a,b]	97,262
Sulphur business assets, net	312		312
Restricted investments and cash	21,033	[c]	24,779
Other assets	9,986		10,460
Total assets	$404,899		$383,920

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$50,867		$33,997
Accrued liabilities	31,456		28,197
Accrued interest	5,523		5,635
Current portion of accrued oil and gas reclamation costs	238		238
Current portion of accrued sulphur reclamation cost	2,550		2,550
Current liabilities from discontinued operations	4,658		4,601
Total current liabilities	95,292		75,218
6% convertible senior notes	130,000		130,000
5¼% convertible senior notes	140,000		140,000
Accrued sulphur reclamation costs	12,326		12,086
Accrued oil and gas reclamation costs	20,172	[b]	14,191
Postretirement medical benefits obligation	15,526		15,695
Other long-term liabilities	15,717		16,711
Mandatorily redeemable convertible preferred stock	29,588		29,565
Stockholders' deficit	(53,722)		(49,546)
Total liabilities and stockholders' deficit	$404,899		$383,920

a.
Includes $12.3 million of exploratory drilling and related costs associated with the four wells in-progress at March 31, 2005 and $19.0 million associated with the Eugene Island 193 C-1 sidetrack development well, the discovery at West Cameron Block 43 and the potential discovery at the Blueberry Hill well at Louisiana State Lease 340.

b.
During the first quarter of 2005, McMoRan recorded $3.9 million to property, plant and equipment related to the termination of a third party’s overriding royalty interest in Main Pass oil production in return for assuming a reclamation obligation for certain related facilities.

c.	Decrease primarily reflects the semi-annual payment made on January 2, 2005 for McMoRan’s 6% convertible senior notes.

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended
	March 31,
	2005	2004
	(In Thousands)
Cash flow from operating activities:
Net loss	$(5,333)	$(12,844)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	1,029	1,717
Depreciation and amortization	3,916	1,376
Exploration drilling and related expenditures	2,938	733
Compensation expense associated with stock-based awards	263	240
Reclamation and mine shutdown expenditures	(4)	(45)
Amortization of deferred financing costs	557	352
Other	(202)	(34)
(Increase) decrease in working capital:
Accounts receivable	6,751	(5)
Accounts payable and accrued liabilities	18,525	6,124
Prepaid expenses and inventories	(46)	317
Net cash provided by (used in) continuing operations	28,394	(2,069)
Net cash used in discontinued operations	(1,021)	(1,865)
Net cash provided by (used in) operating activities	27,373	(3,934)

Cash flow from investing activities:
Exploration, development and other capital expenditures	(40,223)	(4,632)
Proceeds from restricted investments	3,900	3,900
Increase in restricted investments	(154)	(56)
Net cash used in continuing operations	(36,477)	(788)
Net cash used in discontinued operations	-	(6,285)[a]
Net cash used in investing activities	(36,477)	(7,073)

Cash flow from financing activities:
Dividends paid on convertible preferred stock	(383)	(383)
Proceeds from exercise of stock options and other	1,357	282
Net cash provided by (used in) continuing operations	974	(101)
Net cash from discontinued operations	-	-
Net cash provided by (used in) financing activities	974	(101)
Net decrease in cash and cash equivalents	(8,130)	(11,108)
Cash and cash equivalents at beginning of year	204,015	101,899
Cash and cash equivalents at end of period	195,885	90,791
Less restricted cash from continuing operations	(3,180)	-
Less restricted cash from discontinued operations	(984)	(966)
Unrestricted cash and cash equivalents at end of period	$191,721	$89,825

a.
Amount reflects $7.0 million payment to repurchase the remaining sulphur railcars through the termination of their existing lease. Amount is net of proceeds from the sale of the railcars, which totaled $0.7 million in the first quarter of 2004.